Exhibit 10.28

NIKE, INC.
PEFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

Pursuant to the Stock Incentive Plan (the “Plan”) of NIKE, Inc., an Oregon corporation (the “Company”), the Company grants to the individual listed below (the “Participant”) the number of performance-based restricted stock units (“PSUs”) set forth below for the performance period commencing on [●] and ending on [●] (the “Performance Period”). The grant of PSUs obligates the Company to deliver one share of the Company’s Class B Common Stock (a “Share”) for each earned PSU upon vesting, subject to the terms and conditions of this agreement between the Company and the Participant (this “Agreement”). The Company also agrees that upon the vesting of each earned PSU, the Company will make a dividend equivalent cash payment with respect to such earned and vested PSU in an amount equal to the total amount of dividends paid per Share for which the dividend record dates occurred after the Grant Date set forth below and before the date of delivery of the underlying Share (the “Dividend Equivalent Payment”). By accepting this PSU grant, the Participant agrees to all of the terms and conditions of the Plan, the Agreement and any Appendices included with the Agreement (which form part of this Agreement). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
1.    Grant Terms.

Grant Terms	Grant Details
Participant	[●]
Target PSUs	[●]
Grant Date	[●]

2.    Vesting. PSUs are subject to forfeiture until they vest. Except as otherwise provided herein or in the Plan, the PSUs will vest on [●] (the “Scheduled Vesting Date”), subject to the Participant’s continuous service to the Company from the Grant Date through the Scheduled Vesting Date. Except as otherwise provided herein or in the Plan, the number of PSUs that will actually vest will range from [●]% to [●]% of the Target PSUs (rounded up to the nearest whole number) based on the achievement of the Performance Targets as set forth in Appendix A to this Agreement.
3.    Termination of Employment or Service. Except as provided in this Section 3, no PSUs will vest unless the Participant is employed by or in the service of the Company on the Scheduled Vesting Date and shall have been so employed or provided such service continuously since the Grant Date. For purposes of this Agreement, the Participant is considered to be employed by or in the service of the Company if the Participant is employed by or in the service of the Company or any parent or subsidiary corporation of the Company (if different from the Company, the “Employer”). If the Participant’s employment or service with the Company terminates for any reason other than the reasons specified in the subsections below, all unvested PSUs shall terminate and be forfeited on the date of such termination.
a.Involuntary Termination without Cause; Retirement. If the Participant’s employment or service is involuntarily terminated by the Company or Employer other than due to death, total disability, or Cause (an “Involuntary Termination”), or due to the Participant’s Retirement, then the Participant will remain eligible to earn a prorated portion (the “Prorated Portion”) of any outstanding unvested PSUs based on actual performance for the Performance Period determined in accordance with the terms set forth in Appendix A to this Agreement, and any such earned Prorated Portion will be settled after the Scheduled Vesting Date with delivery pursuant to the terms set forth in Section 6; provided, however, that in the event of an Involuntary Termination occurring when Participant is not eligible for Retirement,

Participant’s eligibility to earn the Prorated Portion pursuant to this Section 3(a) shall be subject to the Participant executing and causing to become irrevocable, within 60 days of such termination, a general waiver and release of claims in a form provided by the Company (the “Release Requirement”).
For purposes of this Section 3(a), the Prorated Portion is a fraction, (A) the numerator of which equals the number of full or partial months that have elapsed prior to the date of termination, excluding the month in which the Grant Date occurs and (B) the denominator of which equals the total number of months (including partial months) between the month in which the Grant Date occurs and the Scheduled Vesting Date, excluding the month in which the Grant Date occurs, in each case, as determined by the Company in its sole discretion. For clarity, in the event of a Participant’s Involuntary Termination or Retirement at any time (i) during the month in which the Grant Date occurs, then the Prorated Portion, expressed as a percentage, will equal 0% or (ii) during the month in which the Scheduled Vesting Date occurs, then the Prorated Portion, expressed as a percentage, will equal 100%. For the avoidance of doubt, in the event the Participant does not satisfy the Release Requirement (if applicable), all PSUs will terminate and be forfeited immediately as of the date of termination of the Participant’s employment or service with the Company.
For purposes of this Agreement, notwithstanding any provisions in the Plan to the contrary, “Cause” means (A) the failure to substantially perform the Participant’s reasonably assigned duties with the Company or Employer (other than any such failure resulting from incapacity due to physical or mental illness) as determined in the sole discretion of the Company; (B) commission of any act involving insubordination, fraud, illegality, dishonesty, gross misconduct in the performance of employment duties, or moral turpitude; (C) the breach of any material Company (or subsidiary) policy or code of conduct as may be adopted from time to time; or (D) involvement in activities where such activities violate Company (or subsidiary) policy and places the Company at risk or has or could be detrimental to or reflect unfavorably upon the Company or its reputation, brands, services, or products.
For purposes of this Agreement, “Retirement” means a Participant’s Involuntary Termination or voluntary resignation, in each case when (i) the Participant’s age is at least 55 years and (ii) the Participant has at least 5 full years of employment or service with the Company or a parent or subsidiary of the Company.
b. Death or Disability. If the Participant’s employment or service with the Company terminates because of death or total disability (within the meaning of Section 22(e)(3) of the Code), the PSUs will immediately vest based on one hundred percent (100%) achievement.
c.Absence on Leave. Absence on leave or on account of illness or disability under rules established by the Committee shall not be deemed an interruption of employment or service.
d.Change in Control. In the event of Shareholder Approval or a Change in Control, treatment shall be pursuant to the terms provided in the Plan, with vesting based on one hundred percent (100%) achievement.
4.    Rights as a Shareholder. The Participant shall have no rights as a shareholder with respect to any PSU, whether vested or unvested, or any Share underlying such PSU, until the PSU vests and the Participant becomes the holder of record of the underlying Share. Except as explicitly provided in this Agreement or the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the Participant becomes the holder of record.
5.    Clawback. The Company may require the Participant to deliver or otherwise repay to the Company the PSUs and any Shares or other amount or property that may be issued, delivered or paid in respect of the PSUs, as well as any consideration that may be received in respect of a sale or other disposition of any such Shares or property, as follows:

a.If, during the period of the Participant’s employment or service with the Company or the Employer (the “Employment Period”) or at any time thereafter, the Participant has committed or engaged in a breach of confidentiality, or an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information of the Company or any of its subsidiaries or otherwise has breached any employee invention and secrecy agreement or similar agreement with the Company or any of its subsidiaries;
b.If, during the Employment Period or at any time thereafter, the Participant has committed or engaged in an act of theft, embezzlement or fraud, breached any covenant not to compete or non-solicitation or non-disclosure agreement or similar agreement with the Company or any of its subsidiaries, or materially breached any other agreement to which the Participant is a party with the Company or any of its subsidiaries;
c.Pursuant to any applicable securities, tax or stock exchange laws, rules or regulations relating to the recoupment or clawback of incentive compensation, as in effect from time to time;
d.Pursuant to the NIKE, Inc. Policy for Recoupment of Incentive Compensation as approved by the Committee and in effect on the Grant Date, or such other policy for clawback or recoupment of incentive compensation as may subsequently be approved from time to time by the Committee; or
e.If, during the Employment Period or the one (1) year period thereafter (the “Restriction Period”), the Participant, directly or indirectly, owns, manages, controls or participates in the ownership, management or control of, or becomes employed by, consults for or becomes connected in any manner with, any business engaged anywhere in the world in the athletic or sports-inspired footwear, athletic or sports-inspired apparel or sports equipment, sports electronics/technology and sports accessories business or any other business that directly competes with the then-current existing or reasonably anticipated business of the Company or any of its parent, subsidiaries or affiliated corporations (a “Competitor”); the Company has the option, in its sole discretion, to elect to waive all or a portion of the Restriction Period or to limit the definition of Competitor.
6.    Delivery. Except as otherwise provided in the Plan or this Agreement, within 74 days after any of the PSUs become vested, the Company shall deliver to the Participant for each PSU that becomes earned and vested (a) one Share in either certificated form, uncertificated form or via book entry credit, and (b) the Dividend Equivalent Payment.
7.    Nontransferability. The PSUs are nonassignable and nontransferable by the Participant, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the Participant’s domicile at the time of death.
8.    Responsibility for Taxes.
a.The Participant acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all U.S. and non-U.S. income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company or the Employer to be an appropriate charge to the Participant even if technically due by the Company or the Employer (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant, vesting or settlement of the PSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or any Dividend Equivalent Payment, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
b.The Participant shall, immediately upon notification of the amount of withholding for Tax-Related Items due, if any, pay to the Company or, as appropriate, the Employer by wire transfer, or irrevocably instruct a broker to pay from Share sale proceeds, amounts necessary to satisfy any applicable withholding obligations for Tax-Related Items. If additional withholding is or becomes required (including as a result of vesting or settlement of any PSUs or as a result of the disposition of Shares acquired pursuant to the vesting of any PSUs) beyond any amount deposited before delivery of the Shares, the Participant shall pay such amount to the Company or, as appropriate, the Employer by wire transfer, on demand. If the Participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the Participant, including salary, subject to applicable law. The Company may refuse to issue or deliver Shares, the proceeds from the sale of Shares and/or Dividend Equivalent Payment if the Participants fails to comply with his or her obligations in connection with Tax-Related Items.
9.    Changes in Capital Structure. If the outstanding Shares are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to the unvested PSUs so that the Participant’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustments made by the Committee shall be conclusive.
10.    Electronic Delivery/Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. If the Participant does not complete the on-line or electronic acceptance process, the Participant will be deemed to have accepted the PSUs and have agreed to the terms provided in the Plan and this Agreement prior to the vest date.
11.    Additional Company Provisions.
a.Conditions on Obligations. The Company shall not be obligated to issue Shares upon vesting of the PSUs if the Company is advised by its legal counsel that such issuance would violate applicable U.S. or non-U.S. state or federal laws or regulations, including securities laws or exchange control regulations.
b. Imposition of Other Requirements. The Company reserves the right to impose other requirements upon the Participant’s participation in the Plan, on the PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

c.Amendments. The Company may at any time amend this Agreement, provided that no amendment that adversely impacts the rights of the Participant under this Agreement may be made without the Participant’s written consent.
d.Committee Determinations. The Participant agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee or other administrator of the Plan as to the provisions of the Plan or this Agreement or any questions arising thereunder or hereunder.
e.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
f.Governing Law; Attorneys’ Fees. The PSUs and the provisions of this Agreement are governed by, and subject to, the laws of the State of Oregon. For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of, and agree that such litigation shall exclusively be conducted in, the courts of Washington County, Oregon or the United States District Court for the District of Oregon, where this grant is made and/or to be performed. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.
g.Section 409A. The parties intend that this Agreement and the benefits provided hereunder be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. To the extent Section 409A of the Code is applicable to this Agreement and such benefits, the parties intend that this Agreement and such benefits comply with the deferral, payout, and other limitations and restrictions imposed under Section 409A of the Code. Notwithstanding any other provision of this Agreement or any other agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, any delivery or distribution contemplated under this Agreement will be made to a Participant who is a “specified employee” (as defined in the NIKE, Inc. Deferred Compensation Plan or any subsequent deferred compensation plan of the Company, as in effect from time to time) at the time of a “separation from service” (within the meaning of Section 409A of the Code) within thirty (30) days following the earlier of (i) the expiration of the six-month period following the Participant’s separation from service, and (ii) the Participant’s death, to the extent such delayed payment is otherwise required to avoid a prohibited distribution under Section 409A of the Code. For purposes of Section 409A of the Code, each payment or benefit payable pursuant to this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, this Agreement and the Plan may be amended by the Company at any time, without the consent of any party, to the extent necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Nothing in this Agreement or the Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or PSUs granted under this Agreement, and neither the Company nor any of its affiliates shall under any circumstances have any liability to the Participant or his or her estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A of the Code.
12.    Additional Participant Provisions
a.No Right to Employment or Service. Nothing in the Plan or this Agreement shall (i) confer upon the Participant any right to be continued in the employment of the Company or the Employer or interfere in any way with the Company's or the Employer’s right, as applicable, to terminate the Participant’s employment at will at any time, for any reason, with or without Cause, or to decrease the Participant’s compensation or benefits, or (ii) confer upon the Participant any right to be retained or employed by the Company or the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Company or the Employer. The determination of whether to grant any PSUs under the Plan is made by the Company in its sole discretion. The grant of the PSUs shall not confer upon the Participant any right to receive any additional PSUs or other award under the Plan or otherwise.
b.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
c.Transfer of Rights and Benefits; Successors. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Company’s successors and assigns. Subject to the restrictions on transfer of this Agreement, this Agreement shall be binding upon the Participant’s heirs, executors, administrators, successors and assigns.
13.    Appendices B and C. Notwithstanding any provisions in this Agreement, if the Participant is a resident of any country other than the United States, the grant of PSUs shall be subject to the special terms and conditions set forth in the Appendix B to this Agreement and any country-specific terms and conditions for the Participant’s country set forth in Appendix C to this Agreement. Moreover, if the Participant relocates outside of the United States to one of the countries included in Appendix C, or from one such country to another such country, the special terms and conditions for all non-U.S. participants and for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendices B and C constitute part of this Agreement.
14.    Complete Agreement. This Agreement, including the Appendices A, B, and C, and the Plan constitute the entire agreement between the Participant and the Company, both oral and written, concerning the matters addressed herein, except with regard to the imposition of other requirements as described under Section 11(b) above, and all prior agreements or representations concerning the matters addressed herein, whether written or oral, express or implied, are terminated and of no further effect.
NIKE, Inc.
By: ______________________
[NAME],
[TITLE]